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                                   EXHIBIT 99


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IMMEDIATELY                                                            Ray Boyce
                                                                    212/572-7172

                   SEAGRAM SELLS REMAINING TIME WARNER SHARES

MONTREAL, May 27, 1998 -- The Seagram Company Ltd. announced today that it has sold to Goldman, Sachs & Co. all of its remaining Time Warner stock, nearly 11.8 million shares, for $77.50 per share less commission. Net proceeds after tax will be more than $725 million and will be used for general corporate purposes.

Edgar Bronfman, Jr., president and chief executive officer of Seagram, stated:
"We have now completed the sale of an asset that became non-strategic after the acquisition of Universal Studios, Inc. in 1995."

The Seagram Company Ltd. operates in two global business segments: beverages and entertainment. The beverage businesses are engaged principally in the production and marketing of distilled spirits, wines, fruit juices, coolers, beers and mixers throughout more than 150 countries and territories. The entertainment company, Universal Studios, Inc., produces and distributes motion picture, television and home video products, recorded music under the Universal Music Group, which includes MCA Music Publishing and Universal Concerts, and such labels as MCA Records, MCA Records Nashville, GRP Recording Company, Geffen Records, Universal Records, Interscope Records, and Hip-O Records; and operates theme parks and retail stores. Headquartered in Montreal, Seagram employs 30,000 people worldwide. The Company's corporate website is located at www.seagram.com.


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